Exhibit 5.3

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON (LONDON) LLP

17 September 2024

Perrigo Company PLC

Perrigo Finance Unlimited Company

The Sharp Building, Hogan Place

Dublin 2, Ireland, D02 TY74

Dear Sirs, Madams,

1.	INTRODUCTION

1.1

We have acted as English law legal advisers to Perrigo Company plc, a public limited company incorporated under the laws of Ireland (the “Company”) and Perrigo Finance Unlimited Company, a public unlimited company incorporated under the laws of Ireland (“Perrigo Finance”), in connection with Perrigo Finance’s issuance and sale, as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as further supplemented by the prospectus supplement thereto dated 11 September 2024 (the “Final Prospectus Supplement”), of $715,000,000 principal amount of 6.125% Senior Notes due 2032 (the “USD Notes”) and €350,000,000 principal amount of 5.375% Senior Notes due 2032 (the “Euro Notes” and, together with the USD Notes, the “Relevant Debt Securities”) as fully and unconditionally guaranteed on a senior unsecured basis by (among others) each English Company (the “English Company Guarantees”) (the “Transaction”).

1.2

The Relevant Debt Securities and English Company Guarantees will be issued pursuant to an indenture, dated as of December 2, 2014, among the Company, Perrigo Finance and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”) incorporated into the Registration Statement by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 2, 2014 (as amended or supplemented as of the date of the Registration Statement, the “Base Indenture”), as further supplemented (in the case of the USD Notes) by Supplemental Indenture No. 6, dated as of 17 September 2024 (the “6th Supplemental Indenture”) and (in the case of the Euro Notes) by Supplemental Indenture No. 7, dated as of 17 September 2024 (the “7th Supplemental Indenture” and, together with the 6th Supplemental Indenture, the “Relevant Supplemental Indentures”), in each case among, inter alios, the Company, Perrigo Finance, the Trustee and each English Company.

1.3

The Relevant Debt Securities are being purchased and sold pursuant to an underwriting agreement, dated 11 September 2024 (the “Underwriting Agreement”) among, inter alios, the Company, Perrigo Finance, each English Company, BofA Securities, Inc., as the representative of the several Dollar Underwriters named therein, and BofA Securities Europe SA, as representative of the several Euro Underwriters named therein.

1.4	In connection with the Transaction, we have been asked to provide an opinion on certain matters, as set out below.

2.	HEADINGS AND DEFINITIONS

2.1	Headings in this opinion (the “Opinion Letter”) are for ease of reference only and shall not affect its interpretation.

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2.2	In this Opinion Letter:

(a)

the term “English Company” means each of Galpharm Healthcare Limited, Galpharm International Limited, Omega Pharma Limited, Perrigo Pharma Limited, Perrigo UK Acquisition Limited, Ranir (Holdings) Limited and Wrafton Laboratories Limited;

(b)	the term “Examined Documents” means the documents referred to in paragraph 3 (Documents Examined and Searches);

(c)

the term “Indentures” means, in the case of the USD Notes, the Base Indenture as supplemented by the 6th Supplemental Indenture, and, in the case of the Euro Notes, the Base Indenture as supplemented by the 7th Supplemental Indenture;

(d)

the term “Registration Statement” means the registration statement on Form S-3 under the Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission on 9 September 2024, naming, inter alios, the Company, Perrigo Finance and each English Company as registrants;

(e)	the term “Relevant Documents” means the Examined Documents and the Transaction Documents; and

(f)

the term “Transaction Documents” means the Underwriting Agreement, the Relevant Debt Securities, the English Company Guarantees, the Relevant Supplemental Indentures and the Indentures, all of which are governed by New York law.

3.	DOCUMENTS EXAMINED AND SEARCHES

3.1	For the purposes of this Opinion Letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Final Prospectus Supplement;

(d)	an executed copy of the Base Indenture;

(e)	executed copies of the Relevant Supplemental Indentures (including the English Company Guarantees set forth therein);

(f)	executed copies of the global notes representing the Relevant Debt Securities (including the notations of guarantee thereon);

(g)	an executed copy of the Underwriting Agreement;

(h)

copies, certified by the secretary of the Company pursuant to a secretary’s certificate, dated 17 September 2024, to be true, complete and up-to-date copies, of the certificate of incorporation of each English Company (each, a “Certificate of Incorporation”), the certificate of incorporation on change of name and re-registration of each English Company (each, a “Change of Name and Re-Registration”), and the current articles of association of each English Company (each, the relevant “Articles” and, together with the Change of Name and Re-Registrations and the Certificates of Incorporation, the “Constitutional Documents”); and

(i)

copies, certified by the secretary of each English Company pursuant to the secretary’s certificate to be true and complete copies of the written resolutions of the board of directors of each English Company relating to the Examined Documents, dated on 9 September 2024 (each, the relevant “Board Resolutions”).

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3.2

On 16 September 2024, a company search of each English Company’s records held at the Companies Registry, Cardiff, was carried out by an information services provider which revealed no order or resolution for the winding-up and no notice of the appointment of a receiver or administrator of any English Company. This search would not, however, reveal the presentation of a winding-up petition or petitions for administration orders against any English Company. A search of the records at the Insolvency and Companies List in London was conducted by an information services provider on 16 September 2024 which informed us that there is no record of the presentation of any compulsory winding-up petitions or of any application or order, or filing of any documents with the court, for the appointment of an administrator relating to any English Company. However, the fact that there is no record is not conclusive confirmation of the position.

3.3	The documents, records and searches referred to above are the only documents and records we have examined and the only searches that have been carried out for the purposes of this Opinion Letter.

4.	LIMITATIONS TO OPINION

4.1

We have not investigated the laws of any country other than England and Wales and we assume that (a) no foreign law and (b) no directive or regulation or ruling of the European Commission or the European Court of Justice (save to the extent still incorporated into English law) affects any of the conclusions stated below and no opinion is expressed or implied as to the laws of any other territory. This Opinion Letter is given only with respect to English law in force as applied by the English courts as at today’s date and not its conflict of law rules. The opinions given in this Opinion Letter do not extend to (a) any law made by the Scottish Parliament, the National Assembly for Wales or the Northern Irish Assembly; (b) any other law relating to any law so made; or (c) any practice relating to any such law, and we express no opinion on any such matters. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact or the published practice of any tax authority, that may occur after the date of this Opinion Letter that may affect the opinions expressed herein. This Opinion Letter and all non-contractual obligations arising out of or in connection with this Opinion Letter shall be governed by and construed in accordance with English law.

4.2	We express no opinion as to matters of fact.

4.3

The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 6 (Opinion) and do not extend to any other matters. We express no opinion as to any liability to tax which may arise or be suffered as a result of or in connection with the Relevant Documents or the Transaction or any other transactions contemplated thereby or any other documentation entered into in connection therewith, or the tax treatment thereof or any other legal issue including (without limitation) whether any of the Relevant Documents or the Transaction or any other such transactions or documentation are effective for any commercial, accounting, tax or legal objectives or purposes of the parties thereto or any other person or as to the suitability of any tax provisions in any of the foregoing or relating thereto. Furthermore, we express no opinion as to whether a foreign court will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law.

4.4

We have not been responsible for verifying whether any statement of fact (including foreign law), opinion or intention in any documents referred to in this Opinion Letter (including the Registration Statement, the Prospectus or the Final Prospectus Supplement), in any related documents or otherwise in connection with the Transaction is accurate, complete or reasonable or that no material facts have been omitted therefrom. We express no opinion as to whether any such document contains all information it is required to contain.

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5.	ASSUMPTIONS

In giving the opinions in this Opinion Letter, we have assumed:

5.1	the genuineness of all signatures, stamps and seals upon the Relevant Documents;

5.2

the authenticity and completeness of all documents submitted to us (whether as originals or copies and whether in electronic form or otherwise) and that such documents remain up to date and contain all the factual information pertinent to this Opinion Letter;

5.3	that all copy documents (including those transmitted electronically) are complete and conform to the originals of which they are copies and that any translations are accurate;

5.4

that each party to the Relevant Documents (other than each English Company) has and will have the capacity, power, authority and legal right to execute, deliver, exercise its rights and perform its obligations under the Relevant Documents and has or will have duly executed and unconditionally delivered (in each case under all applicable laws) such Relevant Documents;

5.5

that, save for the Relevant Documents, there is no other agreement, instrument or other arrangement (written or oral) between any of the parties and there is no other matter, event, fact, circumstance or information, which might affect any of the assumptions or opinions expressed in this Opinion Letter;

5.6

that each of the obligations of each of the parties (including each English Company) under the Relevant Documents constitutes and/or will constitute a valid and legally binding obligation enforceable against all parties thereto in accordance with its terms under the laws of all applicable jurisdictions;

5.7

that the certificates and other documents to which we refer or have expressed reliance on in this Opinion Letter remain accurate, up to date and have not been varied or rescinded and are in full force and effect;

5.8	that none of the Relevant Documents has been or will be entered into in connection with money laundering or any other unlawful activity;

5.9	that each English Company has and will have fully complied with its obligations under all applicable money laundering legislation;

5.10

that, (a) each of the Relevant Documents to which each English Company is a party has been or will be duly executed on behalf of such English Company by the person(s) authorised by the resolutions of such English Company referred to in paragraph 3 (Documents Examined and Searches) above and has been or will be unconditionally delivered, (b) the Relevant Documents were or will be executed by a person authorised by the authorising resolutions, (c) the individuals executing the Relevant Documents have and will have the legal capacity to do so, (d) where any Relevant Document has been examined by us in draft or specimen form, it has been or will be duly executed in that form by all parties thereto; and (e) where any Relevant Document was signed or will be signed by way of electronic signature that (i) the person signing the Relevant Document intended to authenticate that document; and (ii) where the signature of the signatory was witnessed, the witness was physically present, had sight of the act of signing and was aware that the signature to which he or she was attesting was the one that he or she witnessed;

5.11

that in any case where a party’s counsel has attached and released the signature pages of that party’s counterpart of any Relevant Document, such counsel had all necessary authority from that party to do so;

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5.12

that all applicable provisions of Regulation (EU) No 596/2014 on market abuse (“MAR”) and Regulation (EU) No. 2017/1129 (the “Prospectus Regulation”) (in each case as they form part of domestic law by virtue of the European Union (Withdrawal) Act 2018), the Financial Services and Markets Act 2000 (the “FSMA”) and the Financial Services Act 2012 (the “FSA”) and any and all applicable regulations made under MAR, the Prospectus Regulation, FSMA and the FSA including the rules, requirements, directions and guidance issued by the Prudential Regulation Authority or the Financial Conduct Authority have and will be complied with in respect of each of the Relevant Documents and with respect to anything done or to be done by any person in connection with the Relevant Debt Securities, each of the Relevant Documents or the Transaction in, from, or otherwise involving the United Kingdom including, without limitation, Article 14 (prohibition of insider dealing etc.) and Article 15 (prohibition of market manipulation) of MAR, section 19 (the general prohibition) and section 21 (restrictions on financial promotion) of FSMA and section 89 (misleading statements), section 90 (misleading impressions) and section 91 (misleading statements etc. in relation to benchmarks) of the FSA;

5.13

that no additional matters would have been disclosed by searches at the Companies Registry or the Insolvency and Companies List being carried out since the carrying out of the searches referred to in paragraph 3 (Documents Examined and Searches) above which would affect the opinions stated below and that the particulars disclosed by such searches are true, complete and up to date. The searches and enquiries may be unreliable. In particular, without limitation, they are not conclusively capable of disclosing whether or not a resolution has been passed, an appointment made or insolvency proceedings have been commenced in England nor do they indicate whether or not insolvency proceedings have begun elsewhere;

5.14

that no step has been taken to wind up, strike off or dissolve any English Company or appoint an administrator or receiver or nominee or supervisor in respect of a company voluntary arrangement or similar official in respect of any English Company or any of its respective assets which has not been revealed by the searches referred to in paragraph 3 (Documents Examined and Searches) above;

5.15

that each English Company was or is not insolvent (i.e. unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986) at the time it carried or carries out the actions pursuant to the Corporate Approvals and entered or enters into each Relevant Document to which it is or will be a party and did not as a consequence of any Relevant Document or the actions to be carried out pursuant to the Corporate Approvals by such English Company become unable to pay its debts as they fell due within the meaning of that section;

5.16

that any and all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of England) in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained;

5.17

that the correct procedure was carried out in relation to the passing of the resolutions of the board of directors of each of the English Company referred to in paragraph 3 (Documents Examined and Searches) (including that such resolutions were duly circulated to each then member of the board of directors of each English Company) and the Board Resolutions were validly passed and remain in full force and effect without modification or rescission and are a true record of proceedings at any relevant board meetings;

5.18

that none of the proposed transactions (including, without limitation, the provision of any security or the guarantees contained in the Opinion Documents) constitutes financial assistance for the purposes of Sections 678 or 679 of the Companies Act 2006;

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5.19

that the entry into and performance by each English Company of the Relevant Documents to which it is or will be a party is most likely to promote the success of that English Company for the benefit of its members as a whole and is for proper purposes and that there are reasonable grounds for believing that such entry into and performance is most likely to promote the success of such English Company and to benefit such English Company and the directors of each English Company exercised their powers bona fide in the interests of that English Company and for proper purposes and otherwise in accordance with their duties under all applicable laws and the Constitutional Documents of such English Company;

5.20	that each of the Relevant Documents has been or will be entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

5.21	that the binding effect of the Relevant Documents on any English Company is not affected by duress, undue influence, mistake, the doctrine of estoppels or the unlawful activity of any person;

5.22	where applicable, the Relevant Documents to which any English Company is or will be a party have the same meaning under English law as they have under the foreign law that governs them; and

5.23

the terms of the Relevant Debt Securities (or any English Company Guarantee in respect thereof) will not be inconsistent with the provisions of the Indentures and there is no provision in the Final Prospectus Supplement, the Relevant Supplemental Indentures or other supplement to the Prospectus, the Registration Statement, the Base Indenture or any other document which would affect the content of this Opinion Letter.

6.	OPINION

Based upon the foregoing and subject to the assumptions in paragraph 5 (Assumptions) (which we have taken no steps to verify) and subject to any matters not disclosed to us and to the qualifications and reservations set out in paragraph 7 (Qualifications) below, we are of the opinion that at the date hereof:

6.1	Status: each English Company has been incorporated and is existing as a company with limited liability under the laws of England and Wales; and

6.2

Powers and Authority: each English Company has the necessary corporate power to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and has taken all necessary corporate action to authorise the execution, delivery and performance of its obligations under such Transaction Documents.

7.	QUALIFICATIONS

The opinions in this Opinion Letter are subject to the qualifications and reservations set out below:

7.1

Insolvency: the opinions in this Opinion Letter are subject to any limitations arising from insolvency, bankruptcy, administration, moratorium, reorganisation and other laws affecting creditors’ rights generally (whether such creditors are secured or unsecured);

7.2

Searches: the searches and enquiries referred to in in paragraph 3 (Documents Examined and Searches) above may be unreliable. In particular, without limitation, they are not conclusively capable of disclosing whether or not a resolution has been passed, an appointment made or insolvency proceedings have been commenced in England and Wales nor do they indicate whether or not insolvency proceedings have begun elsewhere;

7.3

Foreign Courts: no opinion is given as to whether or not the chosen court will take jurisdiction (applying its own conflict rules), or act in accordance with the parties’ agreement as to choice of law or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any ancillary relief in relation to proceedings commenced in a foreign court;

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7.4

Financial Limitations: no opinion is given as to compliance or otherwise with (i) any financial limitations on borrowing or covenants by any English Company contained in the relevant Constitutional Documents, or (ii) any limitations on the maximum aggregate principal amount of the Relevant Debt Securities which may be issued by the relevant issuer or co-issuer(s) and irrevocably guaranteed by the entities not acting as issuer or co-issuer as contemplated by the Registration Statement;

7.5

Sanctions: if a party to a Transaction Document is controlled by or otherwise connected with a person (or is itself) subject to United Nations, European Union or UK restrictive measures (together, “Applicable Sanctions”) implemented or effective in the United Kingdom, including under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964, the Anti-Terrorism, Crime and Security Act 2001, the European Communities Act 1972, the Treaty on European Union and the Treaty on the Functioning of the European Union or by any other relevant law or in any other way the target of any Applicable Sanctions, then the obligations of a company to that party (or if that party is a company, the obligations of that company) under the relevant Transaction Documents may be unenforceable or void;

7.6

Restriction on Statutory Powers: any provision of any Transaction Document which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to a Transaction Document or any other person may be ineffective;

7.7

Secretary’s Certificate: in giving this Opinion Letter we have relied (without further enquiry or investigation) upon the secretary’s certificate referred to in in paragraph 3 (Documents Examined and Searches) above relating to the factual matters set out therein; and

7.8

Representations and Warranties: we express no opinion as to the accuracy of any representation or warranty made in the Transaction Documents save insofar as any matters represented or warranted are the subject of a specific opinion in this Opinion Letter and are matters of law and not fact.

8.	BENEFIT

8.1

We hereby consent to the filing of this Opinion Letter as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

8.2

This Opinion Letter was prepared for the Company and Perrigo Finance in response to their instructions (or instructions given to us on their behalf). We have not considered the particular circumstances of any beneficiary of this Opinion Letter or the effect of these circumstances on the agreements to which this Opinion Letter relates save as expressly referred to herein.

Yours faithfully,

/s/ Fried, Frank, Harris, Shriver & Jacobson (London) LLP

Fried, Frank, Harris, Shriver & Jacobson (London) LLP